NEW ENGLAND BANCSHARES, INC.

855 Enfield Street

Enfield, CT 06082

For Immediate Release

CONTACT:	David J. O’Connor, Chief Executive Officer
(860) 253-5200

New England Bancshares, Inc. Reports Solid First Quarter Financial Results

ENFIELD, CT, August 13, 2012 – New England Bancshares, Inc. (the “Company”) (NASDAQ GM: NEBS), the holding company for New England Bank, today announced net income for the quarter ended June 30, 2012 of $801,000, or $0.14 per diluted share, compared to $779,000, or $0.13 per diluted share, for the quarter ended June 30, 2011. Excluding acquisition related expenses of $510,000, net income would have been $1.3 million, or $0.23 per diluted share, for the quarter ended June 30, 2012.

President’s Comments:

President and CEO David J. O’Connor commented, “We have continued to report consistent profits over the past three years. This is the result of growing net interest income, controlling overhead expenses and focusing on improving asset quality.”

Results:

•	Excluding acquisition related expenses totaling $510,000, net income for the three months ended June 30, 2012 increased 68% from the same period last year
•	Excluding acquisition related expenses, diluted earnings per share for the three months ended June 30, 2012 increased 77% compared to the same quarter last year.
•	Net interest and dividend income was $5.7 million for the three months ended June 30, 2012, an increase of $148,000 compared to the same quarter last year. Net interest margin for the quarter was 3.45% compared to 3.53% for the comparable period a year ago.
•	Non-interest income was $904,000 for the quarter ended June 30, 2012 compared to $580,000 for the year ago quarter. The Company recorded $317,000 in gains on sales of securities and loans for the quarter ended June 30, 2012 compared to $84,000 for the quarter ended June 30, 2011.
•	Non-interest expense was $4.7 million for the quarter ended June 30, 2012, an increase of $130,000 from the prior year. During the quarter ended June 30, 2012 the Company recorded $510,000 of expenses related to the merger with United Financial Bancorp, Inc. and $133,000 of other real estate owned expenses and write-downs compared to $161,000 in the year ago quarter. Additionally, the Company recognized $2.1 million of salaries and employee benefits expense, a decrease of $154,000 from the same quarter a year ago.

•	The Company’s liquidity position at June 30, 2012 was $66.9 million in cash and cash equivalents compared to $62.1 million at March 31, 2012.
•	Assets increased $6.5 million to $733.0 million at June 30, 2012 from $726.5 million at March 31, 2012. Net loans and deposits increased $7.3 million and $6.2 million, respectively, from March 31, 2012 to June 30, 2012.
•	The Bank is well capitalized, as defined by regulatory agencies, with a Tier 1 capital ratio of 7.83%.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake – and specifically disclaims any obligation – to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates New England Bank with fifteen banking centers servicing the communities of Bristol, Cheshire, East Windsor, Ellington, Enfield, Manchester, Plymouth, Southington, Suffield, Wallingford and Windsor Locks. For more information regarding New England Bank’s products and services, please visit www.nebankct.com.

Selected Financial Highlights

(unaudited)

(dollars in thousands, except per share data)

Income Statement Data	Three Months Ended June 30,
	2012		2011
Net interest and dividend income	$5,708		$5,560
Provision for loan losses	360		359
Non-interest income	904		580
Non-interest expense	4,721	(1)	4,591
Net income	801		779
Earnings per share:
Basic	$0.14		$0.13
Diluted	0.14		0.13

Dividends per share	$0.03		$0.03

Balance Sheet Data	June 30, 2012	March 31, 2012
Total assets	$733,022	$726,502
Total loans, net	559,562	552,246
Allowance for loan losses	5,815	5,697
Other real estate owned	931	1,491
Total deposits	587,488	581,628
Repurchase agreements	28,477	27,752
FHLB advances	32,508	33,044
Total equity	72,684	73,370
Non-accrual loans	14,882	15,173
Non-performing assets	15,813	16,664
Book value per share	12.52	12.34
Tangible book value per share	9.48	9.36

Key Ratios	Three Months Ended June 30,
	2012		2011
Return on average assets	0.44	%(2)	0.45%
Return on average equity	4.42	%(2)	4.39%
Net interest margin	3.45%		3.53%

(1)	Includes acquisition related expenses totaling $510,000 for the quarter ended June 30, 2012.
(2)	Exclusive of acquisition related expenses totaling $510,000 for the quarter ended June 30, 2012, the return on average assets would have been 0.72% and the return on average equity would have been 7.23%.

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